                                                                   EXHIBIT 10.58





                                  LISA M. WEBER




                              AMENDED AND RESTATED
                        EMPLOYMENT CONTINUATION AGREEMENT






                             DATED NOVEMBER 30, 2001




                                  METLIFE, INC.

             AMENDED AND RESTATED EMPLOYMENT CONTINUATION AGREEMENT


         THIS AMENDED AND RESTATED AGREEMENT between METLIFE, INC., a Delaware corporation (the "Company"), and Lisa M. Weber (the "Executive"), dated as of this 30th day of November, 2001.


                                   WITNESSETH:


         WHEREAS, the Company or an Affiliate has employed the Executive in an officer position and has determined that the Executive holds a critical position with the Company or an Affiliate;

         WHEREAS, the Company believes that, in the event it is confronted with a situation that could result in a change in ownership or control of the Company, continuity of management will be essential to its ability to evaluate and respond to such situation in the best interests of its shareholders;

         WHEREAS, the Company understands that any such situation will present significant concerns for the Executive with respect to the Executive's financial and job security;

         WHEREAS, the Company desires to assure itself or its Affiliate of the Executive's services during the period in which it is confronting such a situation, and to provide the Executive certain financial assurances to enable the Executive to perform the responsibilities of the Executive's position without undue distraction and to exercise judgment without bias due to personal circumstances;

         WHEREAS, to achieve these objectives, the Company and the Executive desire to enter into an agreement providing the Company and the Executive with certain rights and obligations upon the occurrence of a Change of Control (as so defined);

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Company and the Executive as follows:

         1. Operation of Agreement. (a) Term. The initial term of this Agreement shall commence on the date hereof and continue until the third anniversary of the date hereof. Thereafter, this Agreement will automatically renew for successive and consecutive additional three year periods following the end of its initial term and any extended term, unless the Company or the Executive gives the other party written notice at least 180 days prior to the date the term hereof would otherwise renew that it or the Executive does not want the term to be so extended; provided, however, that, the Company may not deliver a notice of nonrenewal after a Change of Control (as defined in Section 2(a) hereof). Notwithstanding anything to the contrary in this Agreement, the term of this Agreement shall in all events expire (regardless of when the term would otherwise have expired) on the third anniversary of a Change of Control.

         (b) Effective Date. Notwithstanding the provisions of Section 1(a) hereof, this Agreement shall govern the terms and conditions of the Executive's employment and the benefits and compensation to be provided to the Executive commencing on the date on which a Change of Control occurs (the "Effective Date") and ending on the date the term of this Agreement otherwise expires. If the Executive is not employed by the Company or an Affiliate on the Effective Date, this Agreement shall be void and without effect and shall neither constitute a contract of employment or a guarantee of employment for any period of time or limit in any way the right of the Company or any Affiliate to change the terms and conditions of the Executive's employment or terminate the Executive's employment.

         2. Definitions. (a) Change of Control. For the purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

                  (i) any Person acquires "beneficial ownership" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of securities of the Company representing 25% or more of the combined Voting Power of the Company's securities;

                  (ii) within any 24-month period, the persons who were directors of the Company at the beginning of such period (the "Incumbent Directors") shall cease to constitute at least a majority of the Board of Directors of the Company (the "Board") or the board of directors of any successor to the Company; provided, however, that any director elected or nominated for election to the Board by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this subclause 2(a)(ii);

                  (iii) the stockholders of the Company approve a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which is consummated (a "Corporate Event"), and immediately following the consummation of which the stockholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event; or

                  (iv) any other event occurs which the Board declares to be a Change of Control.

         (b) Person. For purposes of the definition of Change of Control, "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act, and shall include any group (within the meaning of Rule 13d-5(b) under the Exchange Act); provided, however, that "Person" shall not include (x) the Company or any Affiliate, (y) the MetLife Policyholder Trust (or any person(s) who would otherwise be described herein solely by reason of having the power to control the voting of the shares held by that trust), or (z) any employee benefit plan (including an employee stock ownership plan) sponsored by the Company or any Affiliate.

         (c) Voting Power. "Voting Power" shall mean such number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company, and "Voting Securities" shall mean all securities entitling the holders thereof to vote in an annual election of directors of a company.

         (d) Affiliate. An "Affiliate" shall mean any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, or is controlled by, the Company.

         3. Employment Period. Subject to Section 6 hereof, the Company agrees to continue the Executive in its employ or the employ of an Affiliate, and the Executive agrees to remain in the employ of the Company or an Affiliate, for the period (the "Employment Period") commencing on the Effective Date and ending on the expiration of the term of this Agreement.

         4. Business Time. During the Employment Period, the Executive agrees to devote full attention during normal business hours to the business and affairs of the Company and Affiliates and to use the Executive's best efforts to perform faithfully and efficiently the responsibilities assigned to the Executive hereunder, to the extent necessary to discharge such responsibilities, except for (i) time spent in managing the Executive's personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not substantially interfering with the performance of such responsibilities, and (ii) periods of vacation and sick leave to which the Executive is entitled. It is expressly understood and agreed that the Executive's continuing to serve on any boards and committees on which the Executive is serving or with which the Executive is otherwise associated immediately preceding the Effective Date shall not be deemed to interfere with the performance of the Executive's services to the Company or Affiliates.

         5. Compensation and Location. (a) Base Salary. During the Employment Period, the Executive shall receive a base salary at a monthly rate at least equal to the monthly salary paid to the Executive by the Company and any Affiliate immediately prior to the Effective Date. The base salary shall be reviewed at least once each year after the Effective Date, and may be increased (but not decreased) at any time and from time to time by action of the Board or any committee thereof, or the Board of Directors of an Affiliate or any committee thereof, or any individual having authority to take such action in accordance with the regular practices of the Company or an Affiliate. The Executive's base salary, as it may be increased from time to time, shall hereafter be referred to as the "Base Salary". Neither the Base Salary nor any increase in the Base Salary after the Effective Date shall serve to limit or reduce any other obligation of the Company hereunder. During the Employment Period, the Executive's Base Salary shall be paid no less frequently than monthly, except as electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company or an Affiliate may make available to the Executive.

         (b) Total Incentive Compensation.

                  (i) During the Employment Period, in addition to the Base Salary, the Executive shall be afforded the opportunity to (x) receive an annual bonus in an amount which provides the Executive with at least the same bonus opportunity as other executives of the Company and Affiliates of a rank comparable to that of the Executive, and (y) participate in all long-term incentive compensation programs for key executives, including but not limited to those awards or grants made in the form of cash, stock awards, restricted stock, stock options, and other forms of long-term incentive compensation ("Long-Term Compensation"), at a level that is at least commensurate with the level made available from time to time to executives of the Company and Affiliates of a rank comparable to that of the Executive.

                  (ii) For each fiscal year that ends during the Employment Period, the aggregate of the value of the annual bonus awarded or granted to the Executive attributable to that fiscal year (the "Annual Bonus") plus the value of the Long-Term Compensation ("Total Incentive Compensation") awarded or granted to the Executive attributable to that year, shall be no lower than the aggregate value of Total Incentive Compensation awarded or granted to the Executive attributable to any of the prior three (3) fiscal years.

                  (iii) If any fiscal year commences but does not end during the Employment Period, the Executive shall be awarded or granted at least a pro-rated Annual Bonus attributable to the portion of the fiscal year occurring during the Employment Period, and such amount shall be no lower than the same pro-rated portion of the any of the three (3) prior Annual Bonuses awarded or granted to the Executive attributable to complete fiscal years.

                  (iv) Each Annual Bonus shall be paid as soon as practicable following the year for which the amount (or any prorated portion) is awarded or granted, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive.

                  (v) For all purposes of determining the value of Total Incentive Compensation or any of its components pursuant to this
         Section 5(b), (w) all compensation awarded or granted to the Executive (or, with reference to Section 5(b)(i), which the Executive has the opportunity to receive) prior to the beginning of the Employment Period shall be valued using the methods as were used by the Company or Affiliate (as applicable) in valuing that compensation for purposes of communicating that annual Total Incentive Compensation to the Executive in writing; (x) all compensation awarded or granted to the Executive (or, with reference to Section 5(b)(i), which the Executive has the opportunity to receive) during the Employment Period shall be valued using the same methods as were used by the Company or Affiliate (as applicable) in valuing compensation for purposes of communicating annual Total Incentive Compensation to the Executive in writing for the final fiscal year that began prior to the Employment Period and, should that communication fail to value a particular form of compensation that must be valued for purposes of this Section 5(b)(x), otherwise using such methods as were presented or produced by the Board or the committee thereof charged with responsibility for executive compensation in writing in valuing the executive compensation programs of enterprises competitive to the Company or any Affiliates for the final fiscal year that began prior to the Employment Period; (y) with regard to fiscal years or portions thereof during to the Employment Period, only to the extent those awards or grants provided to the Executive within that fiscal year or in the first quarter of the following fiscal year free of Company or Affiliate discretion to reduce the amount or value of the award or grant shall such awards or grants be attributable to fiscal years or portions thereof; and (z) notwithstanding any other subclause of this
         Section 5(b)(v), with regard to the Metropolitan Life Insurance Company Long-Term Performance Compensation Plan, opportunities set shall be considered to constitute awards or grants and such opportunities set within four months after the end of the fiscal year shall be attributed to the prior fiscal year.

         (c) Benefit Plans. During the Employment Period, the Executive (and, to the extent applicable, the Executive's dependents) shall be entitled to participate in or be covered under all pension, retirement, deferred compensation, savings, medical, dental, health, disability, group life, accidental death and travel accident insurance plans and programs of the Company or Affiliate, whichever is applicable, at the level made available from time to time to other similarly situated officers.

         (d) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and procedures of the Company or Affiliate, whichever is applicable, as in effect from time to time with respect to expenses incurred by other similarly situated officers.

         (e) Vacation and Fringe Benefits. During the Employment Period, the Executive shall be entitled to paid vacation and fringe benefits at a level that is commensurate with the paid vacation and fringe benefits available from time to time to other similarly situated officers.

         (f) Indemnification. During and after the Employment Period, the Company (if the Executive is an officer or employee of the Company at the time of the events giving rise to the need for indemnity) and/or each Affiliate of which the Executive is an officer or employee at the time of the events giving rise to the need for indemnity, shall indemnify the Executive and hold the Executive harmless from and against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, on the same terms and conditions applicable from time to time with respect to the indemnification of its other senior officers of comparable rank.

         (g) Location. During the Employment Period, the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or at any other office or location not more than 50 miles from such pre-Effective Date, except for travel reasonably required in the performance of the Executive's responsibilities.

         6. Termination. (a) Death, Disability or Retirement. Subject to the provisions of Section 1 and Section 7 hereof, this Agreement shall terminate automatically upon the Executive's death, termination due to "Disability" (as defined below) or voluntary retirement under any of the Company's (or Affiliate's, as applicable) retirement plans as in effect from time to time. For purposes of this Agreement, "Disability" shall mean the Executive's inability to perform the duties of the Executive's position, as determined in accordance with the policies and procedures applicable with respect to the Company's (or Affiliate's, as applicable) long-term disability plan, as in effect immediately prior to the Effective Date; provided, however, that the Executive's employment may not be terminated for Disability hereunder unless the Executive has requested that the Executive be considered for, and has qualified to receive, long-term disability benefits under such plan and that such termination is consistent with law.

         (b) Voluntary Termination. Notwithstanding anything in this Agreement to the contrary, the Executive may voluntarily terminate employment during the Employment Period for any reason (including early retirement under the terms of any of the Company's (or Affiliate's, as applicable) retirement plans as in effect from time to time), upon not less than 60 days' written notice to the Company, provided that any termination by the Executive pursuant to Section 6(d) hereof on account of Good Reason (as defined therein) shall not be treated as a voluntary termination under this Section 6(b).

         (c) Cause. The Company (or Affiliate, as applicable) may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" means
(i) the Executive's conviction or plea of nolo contendere to a felony; (ii) an act of dishonesty or gross misconduct on the Executive's part which results or is intended to result in material damage to the Company's business or reputation; or (iii) repeated material violations by the Executive of the Executive's obligations under Section 4 hereof, which violations are demonstrably willful and deliberate on the Executive's part.

         (d) Good Reason. After the Effective Date, the Executive may terminate the Executive's employment at any time for Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following, without the express written consent of the Executive, after the Effective Date:

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                  (i) any failure by the Company (or Affiliate, as applicable)
         to comply with any of the provisions of Section 5 hereof, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive;

                  (ii) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor or to cause an Affiliate, as applicable, to comply with the terms of this Agreement as contemplated by Section 12(b) hereof; or

                  (iii) any failure to make any payment when due under the terms of the letter agreement between the Company and the Executive dated as of February 4, 1998 (the "Offer Letter").

In no event shall the mere occurrence of a Change of Control, absent any further impact on the Executive, be deemed to constitute Good Reason.

         (e) Notice of Termination. Any termination during the Employment Period by the Company (or Affiliate, as applicable) for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(e) hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice given, (i) in the case of a termination for Cause, within 10 business days of the Company's having actual knowledge of the events giving rise to such termination or (ii) in the case of a termination for Good Reason, within 120 days of the Executive's having actual knowledge of the events giving rise to such termination. Any such Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specify the termination date of this Agreement (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive's rights hereunder.

         (f) Date of Termination. For the purpose of this Agreement, the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (ii) in all other cases, the actual date on which the Executive's employment terminates during the Employment Period.

         (g) Transfer of Employment. For purposes of this Agreement, in no event shall the mere transfer of employment from the Company or an Affiliate to the Company or an Affiliate, absent any further impact on the Executive, be deemed to constitute a termination of employment or Good Reason, notwithstanding any technical termination of employment in connection with such a transfer.

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         7. Obligations of the Company upon Termination. (a) Death or
Disability. If the Executive's employment is terminated during the Employment Period by reason of the Executive's death or Disability, this Agreement shall terminate without further obligations to the Executive or the Executive's legal representatives under this Agreement other than those obligations accrued hereunder at the Date of Termination, and the Company shall pay to the Executive (or the Executive's beneficiary or estate), at the times determined below, (i) the Executive's full Base Salary through the Date of Termination (the "Earned Salary"), (ii) any vested amounts or benefits owing to the Executive under or in accordance with the terms and conditions of the Company's and Affiliates' otherwise applicable employee benefit plans and programs and any accrued vacation pay not yet paid by the Company or Affiliate (the "Accrued Obligations"), and (iii) any other benefits payable due to the Executive's death or Disability under the Company's and Affiliates' plans, policies or programs (the "Additional Benefits"). Any Earned Salary shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law), following the Date of Termination. Accrued Obligations and Additional Benefits shall be paid in accordance with the terms of the applicable plan, program or arrangement.

         (b) Cause and Voluntary Termination. If, during the Employment Period, the Executive's employment shall be terminated for Cause or voluntarily terminated by the Executive (other than on account of Good Reason), the Company shall pay the Executive (i) the Earned Salary in cash in a single lump sum as soon as practicable, but in no event more than 30 days, following the Date of Termination, and (ii) the Accrued Obligations in accordance with the terms of the applicable plan, program or arrangement.

         (c) Termination by the Company or an Affiliate other than for Cause and Termination by the Executive for Good Reason. The terms of this Section 7(c) shall apply if and only if (x) the Company or an Affiliate terminates the Executive's employment other than for Cause during the Employment Period or (y) the Executive terminates employment at any time during the Employment Period for Good Reason.

                  (i) Lump Sum Payments. The Company shall pay to the Executive, at the times determined below, the following amounts:

                  (A)      the Executive's Earned Salary;

                  (B) a cash amount (the "Severance Amount") equal to three times the sum of

                           (1) the Executive's annual rate of Base Salary as then in effect;

                           (2) the average of the annual bonuses awarded or granted to the Executive under the Annual Variable Incentive Plan (or any successor plan thereto), and any other Annual Bonus, for the each of the three fiscal years of the Company (or, if less, the number of prior fiscal years during which Executive was an employee of the Company or an

                                    Affiliate) ended immediately prior to the Effective Date for which an annual bonus amount had been determined by the Board (or any committee thereof) prior to the Effective Date. If the Executive was employed by the Company or Affiliates (taken as a whole) for only a portion of any fiscal year included in the period for which the average referred to in the immediately preceding sentence is determined and the bonus awarded or granted for such fiscal year took into account such partial period of employment, such bonus for such fiscal year shall be annualized for purposes of calculating such average; and

                           (3) if the Effective Date is on or prior to December 31, 2003, the average of the long-term incentive compensation amounts awarded or granted to the Executive with respect to each of the last three performance periods (or, if the Executive participated in the long-term compensation program in respect to a lesser number of such performance periods, such lesser number) ended prior to the Effective Date for which the amount awarded or granted had been determined by the Board (or any committee thereof) prior to the Effective Date; provided, however, that, the amount determined under this subclause (3) shall be reduced (but not below zero) by the "Determined Value" (as defined below) of any vested stock options, restricted stock or similar equity-based award or grant relating to the Company's common equity on the earlier to occur of the Executive's Date of Termination or the date on which a Change of Control occurs. For purposes of this Agreement, Determined Value shall mean the excess of the "Equity Value" over the price, if any, payable by the Executive in respect of such stock option or other award and Equity Value shall be determined to be (x) in the case of a Change of Control occurring by reason of a merger, recapitalization or similar transaction or as a result of a tender offer, the value received by the Company's equity holders in such transaction or the price paid in such tender offer (with the value of any non-cash consideration to be determined in good faith by the Compensation Committee of the Board as constituted immediately prior to the Effective Date) and (y) in the case of any other Change of Control or where the date as of which such Determined Value is measured is the Executive's Date of Termination, the average of the high and low reported sales prices of such equity on the principal securities market on which such equity is traded on the relevant date; and

                  (C)      the Accrued Obligations.

         The Earned Salary and Severance Amount shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law), following the Date of Termination. Accrued Obligations shall be paid in accordance with the terms of the applicable plan, program or arrangement.

                  (ii) Continuation of Benefits and Additional Pension Credit. The Executive (and, to the extent applicable, the Executive's dependents) shall be entitled, after the Date of Termination until the third anniversary of the Date of Termination (the "End Date"), to continue participation in all of the Company's (or Affiliate's, as applicable) employee and executive plans providing medical, dental and long-term disability benefits (collectively, the "Continuing Benefit Plans"); provided, however, that the participation by the Executive (and, to the extent applicable, the Executive's dependents) in any Continuing Benefit Plan shall cease on the date, if any, prior to the End Date on which the Executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer ("Prior Date"). The Executive's participation in the Continuing Benefit Plans will be on the same terms and conditions that would have applied had the Executive continued to be employed by the Company (or Affiliate, as applicable) through the End Date or the Prior Date. To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company's general assets. In addition, the Company (or Affiliate, as applicable) shall grant the Executive service credit, for purposes of all pension and defined benefit plans and arrangements of the Company and any Affiliate in which the Executive participates, through the earlier of
         (x) the third anniversary of the effective date of the Notice of Termination, or (y) the sixty-fifth birthday of the Executive, such that when the Executive's pension or defined benefit is determined such credited service will be taken into account.

                  (iv) Offer Letter Deferred Compensation Benefit. In the event that, during the Employment Period, the Executive terminates employment hereunder for Good Reason or the Company or an Affiliate terminates the Executive's employment other than for Cause, the Executive shall be vested in the deferred compensation benefit described in the Offer Letter and such benefit shall be paid to the Executive at the same time and on the same basis as though she had continued in the employ of the Company until the fifth anniversary of her date of hire (regardless of the date on which her employment terminates). The benefit provided under this Section 7(c)(iv) shall be in lieu of (and not in addition to) the deferred compensation benefit provided under the Offer Letter.

         (d) Discharge of the Company's Obligations. Except as expressly provided in the last sentence of this Section 7(d) hereof, the amounts payable to the Executive pursuant to this Section 7 following termination of the Executive's employment shall be in full and complete satisfaction of the Executive's rights under this Agreement and any other claims the Executive may have in respect of the Executive's employment by the Company or any of its Affiliates. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive's employment with the Company and its Affiliates.

         (e) Modification of Payments by the Company.

                  (i) Application of Section 7(e) Hereof. In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any Affiliate under any other plan, agreement, or arrangement that would be taken into account for purposes of determining if an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended, has been made (collectively, the "Covered Payments"), would be an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and would thereby subject the Executive to the tax (the "Excise Tax") imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive an additional amount (the "Tax Reimbursement Payment") such that the net amount retained by the Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local (including foreign) income tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 7(e), but before deduction for any Federal, state or local (including foreign) income or employment tax withholding on such Covered Payments, shall be equal to the aggregate value of the Covered Payments.

                  (ii) Calculation of Benefits. Promptly after delivery of any Notice of Termination, the Company shall notify the Executive of the aggregate present value of all Covered Payments to which the Executive would be entitled under this Agreement and any other plan, program or arrangement as of the projected Date of Termination, together with the projected maximum payments, determined as of such projected Date of Termination that could be paid without the Executive being subject to the Excise Tax.

                  (iii) Application of Section 280G. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

                  (A) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the Effective Date or tax counsel selected by such Accountants (the "Accountants"), the Company has a reasonable basis to conclude that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, or any amounts or benefits otherwise paid or distributed to the Executive by the Company or any Affiliate under any other plan, agreement, or arrangement (in whole or in part), either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the portion of the "base amount allocable to such Covered Payments," or such "parachute payments" are otherwise not subject to such Excise Tax, and

                  (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of
                           Section 280G of the Code.

                  (iv) Adjustments in Respect of the Payment Cap. If the Executive receives reduced payments and benefits under this Section 7(e) (or this Section 7(e) is determined not to be applicable to the Executive because the Accountants conclude that Executive is not subject to any Excise Tax) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a "Final Determination") that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Agreement, the aggregate "parachute payments" within the meaning of Section 280G of the Code paid to the Executive or for the Executive's benefit are in an amount that would result in the Executive being subject an Excise Tax, then the Accountants shall determine whether the Executive should have received the Tax Reimbursement Payment described in Section 7(e)(i). If the Tax Reimbursement Payment would have been due, the Accountants shall determine the amount of any interest and penalties that may be imposed on the Executive by reason having failed to have timely paid any Excise Tax (the "Penalty Amount"), and the amount of the Tax Reimbursement Payment due, treating the Penalty Amount as a Covered Payment. In the event a Tax Reimbursement Payment is due, the Company shall promptly (but in no event later than ten (10) business days after the Accountants have determined and informed the Company of the amounts due hereunder) pay the Executive such Tax Reimbursement Payment (as calculated in accordance with the immediately preceding sentence) and the Penalty Amount. For greater clarity, if the Executive receives increased payments and benefits under this Section 7(e)(i), then this
         Section 7(e)(iv) shall not apply.

         (f) Notwithstanding anything else in this Section 7 to the contrary, nothing in this Section 7 shall be construed to release the Company from (or to otherwise waive or modify) the Company's obligation to indemnify the Executive pursuant to Section 5(f) hereof.

         8. Non-exclusivity of Rights. Except as expressly provided herein, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any Affiliate and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company or any Affiliate, including employment agreements or stock option agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any Affiliate at or subsequent to the Date of Termination shall be paid in accordance with such plan or program.

         9. No Offset; Deferrals. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be diminished or otherwise affected by any circumstances, including, but not limited to, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise. For purposes of this Agreement, except for Section 7(e), the value of an amount or property awarded, granted, or paid to the Executive shall be determined notwithstanding any elective deferrals of payment.

         10. Legal Fees and Expenses. If the Executive asserts any claim in any contest (whether initiated by the Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay the Executive's legal expenses (or cause such expenses to be paid) including, but not limited to, the Executive's reasonable attorney's fees, on a quarterly basis, upon presentation of proof of such expenses in a form acceptable to the Company, provided that the Executive shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if the Executive shall not prevail, in whole or in part, as to at least one material issue as to the validity, enforceability or interpretation of any provision of this Agreement.

         11. Surviving Agreements. The Agreement to Protect Corporate Property previously executed by the Executive, any written stock option agreement into which the Executive entered with the Company, and any Compensation Protection Agreement into which the Executive entered with the Company are incorporated herein and made a part hereof. The Executive and the Company hereby reaffirm their respective commitments under the agreements to which reference is made in this Section 11, and again agree to be bound by each of the covenants contained therein for the benefit of the Company and Affiliates in consideration of the benefits made available to the Executive hereby.

         12. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall cause each Affiliate, as applicable, to comply with the terms of this Agreement. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would have been required to perform if no such succession had taken place.

         13. Miscellaneous. (a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

         (b) Arbitration. Except to the extent provided in Section 11(c) hereof, any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in New York City and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration (or such other rules as the parties may agree to in writing), and otherwise in accordance with principles which would be applied by a court of law or equity; provided for greater clarity, however, that in no event shall the arbitrator(s) be bound to follow the rules of evidence, discovery, or procedure that would applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

         (c) Amendments. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         (d) Entire Agreement. This Agreement and, to the extent provided under
Section 7(d), the Offer Letter constitutes the entire agreement between the parties hereto with respect to the matters referred to herein, and completely supersedes and replaces any prior Employment Continuation Agreement (including any such amended and restated agreement) between the Executive and the Company and/or an Affiliate. No other agreement relating to the terms of the Executive's employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. The Executive acknowledges entering into this Agreement of the Executive's own free will and accord, and with no duress, that the Executive has read this Agreement and understands it and its legal consequences.

         (e) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:      at the home address of the Executive noted
                                   on the records of the Company

         If to the Company:        MetLife, Inc.
                                   One Madison Avenue
                                   New York, New York 10010
                                   Attn.:  Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

         (f) Tax Withholding. The Company shall withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         (g) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

         (h) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or the Executive's rights hereunder on any occasion or series of occasions.

         (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.







                      (THIS SPACE INTENTIONALLY LEFT BLANK)

         (j) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                  IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Company has caused this Agreement to be executed in its name on its behalf.

                                    METLIFE, INC.


                                    By:
                                       ----------------------------------------

                                    Title:
                                          -------------------------------------

WITNESSED:

--------------------

                                    EXECUTIVE:

                                    -------------------------

WITNESSED:

--------------------



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